ENB FINANCIAL CORP

Exhibit 99

FOR IMMEDIATE RELEASE	Contact: Scott E. Lied
Phone: 717-733-4181

ENB Financial Corp Reports Revised Third Quarter 2008 Results

(October 28, 2008)  -- Ephrata, PA – ENB Financial Corp (OTCBB: ENBP), the bank holding company for Ephrata National Bank, reported revised net income for the third quarter of 2008 due specifically to the timing of the tax treatment of capital losses on Fannie Mae preferred stock.  As a result, the Corporation recorded an additional net tax provision of $363,000 as of 9-30-08.

Under section 301 of the Emergency Economic Stabilization Act of 2008 (EESA), signed into law on October 3, 2008, the Corporation’s $1.2 million of capital losses, resulting from the third quarter sale and impairment of Fannie Mae preferred stock, can now be treated as an ordinary loss.  The ordinary loss treatment will allow the Corporation to recapture a tax benefit of approximately $414,000 in the fourth quarter of 2008.

As a result of the revised tax treatment, the Corporation’s net income for the quarter was $265,000, compared to $1,644,000 earned during the third quarter of 2007.  Net income for the nine months ended September 30, 2008, was $3,088,000, a 15.1% decrease from the $3,637,000 earned during the same period in 2007.  Earnings per share for the third quarter of 2008 were $0.09 compared to $0.58 for the same period in 2007.  Year-to-date earnings per share were $1.08 in 2008 compared to $1.27 in 2007.

ENB Financial Corp’s annualized return on average assets (ROA) and return on average stockholders’ equity (ROE) for the third quarter of 2008 were 0.16% and 1.57% respectively, compared with 1.05% and 9.90% for the third quarter of 2007.  For the first nine months of 2008, the annualized ROA was 0.62% compared to 0.79% for 2007, while ROE was 6.00% compared to 7.38% for the same period of 2007.

As of September 30, 2008, the Corporation had total assets of $678.7 million, up 7.5%; total deposits of $510.6 million, up 7.9%; and total loans of $397.4 million, up 3.1%, from the balances as of September 30, 2007.

ENB Financial Corp is a bank holding company with a single wholly-owned subsidiary of Ephrata National Bank.  Ephrata National Bank operates from eight locations in northern Lancaster County, Pennsylvania, with the headquarters located at 31 E. Main Street, Ephrata, PA.  Ephrata National Bank has been serving the community since 1881.  For more information about ENB, visit the Bank’s web site at www.epnb.com.

This news release may contain forward-looking statements concerning the future operations of ENB Financial Corp.  Forward-looking statements are based on management’s current expectations, assumptions, estimates, and projections about the company, the financial services industry and the economy.  The Private Securities Reform Act of 1995 provides safe harbor in the event the projected future operations are not met.  There are a number of future factors such as changes in fiscal or monetary policy or changes in the economic climate that will influence the bank’s future operations.  These factors are difficult to predict with regard to how likely and to what degree or significance they may occur.  Actual results may differ materially from what have been forecasted in the forward-looking statements.  We are not obligated to publicly update any forward-looking statements to reflect the effects of subsequent events.

(End)

4